Exhibit 99.1

Danaher Corporation to Acquire IRIS International, Inc. for Approximately $338 Million

Washington, D.C., September 17, 2012 - Danaher Corporation (NYSE:DHR) announced today that it has entered into a definitive merger agreement with IRIS International, Inc. (NASDAQ: IRIS) pursuant to which Danaher will acquire IRIS by making a cash tender offer to acquire all of the outstanding shares of common stock of IRIS at a purchase price of $19.50 per share, for a net transaction value to Danaher of approximately $338 million, including debt assumed and net of cash acquired.

IRIS is a leading manufacturer of automated in-vitro diagnostics systems and consumables. Upon closing, IRIS will become part of Danaher’s Beckman Coulter Diagnostics business.

The IRIS Board of Directors has unanimously recommended that IRIS shareholders accept and tender their shares into the offer. The offer is subject to customary conditions, including tender of a majority of the outstanding shares into the offer (on a fully diluted basis), receipt of applicable regulatory approvals and the absence of a material adverse change with respect to IRIS. The transaction is expected to be completed during the fourth quarter of 2012.

About Danaher

Danaher is a science and technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our premier brands are among the most highly recognized in each of the markets we serve. The Danaher Business System provides a foundation to our 59,000 associates around the world, serving customers in more than 125 countries. In 2011, we generated $16.1 billion of revenue. For more information please visit our website: www.danaher.com.

Notice to Investors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of IRIS common stock described in this press release has not yet commenced. At the time the planned offer is commenced an indirect, wholly-owned subsidiary of Danaher will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and IRIS will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to IRIS security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

Forward-looking statements

Statements in this release that are not strictly historical, including statements regarding the proposed acquisition of IRIS, the expected timetable for completing the transaction, the planned integration of IRIS into Danaher’s Life Sciences & Diagnostics segment and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, are “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Danaher and IRIS operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; and Danaher’s ability to successfully integrate IRIS’ operations and employees with Danaher’s existing business. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s SEC filings, including Danaher’s Annual Report on Form 10-K for the year ended December 31, 2011 as well as IRIS’ SEC filings, including IRIS’ Annual Report on Form 10-K for the year ended December 31, 2011. These forward-looking statements speak only as of the date of this release and Danaher does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Danaher contact:

Matt R. McGrew

Vice President, Investor Relations

Danaher Corporation

2200 Pennsylvania Avenue, NW

Suite 800W

Washington, D.C. 20037

Telephone: (202) 828-0850

Fax: (202) 828-0860